CONVERTIBLE NOTE

$1,374,847.50                                                  February 12, 1997

      FOR VALUE RECEIVED, the undersigned, COUNTRY STAR RESTAURANTS, INC., a Delaware corporation ("Borrower" or the "Corporation"), HEREBY IRREVOCABLY PROMISES TO PAY to the order of ROY B. RUBIN, M.D., P.C., M.P.P.P., an individual residing at 9 Amherst Place, Woodland, California 95695 (together with his successors and assigns, "Holder"), the principal sum of ONE MILLION THREE HUNDRED SEVENTY FOUR THOUSAND, EIGHT HUNDRED FORTY SEVEN AND 50/100 DOLLARS ($1,374,847.50) together with interest on the principal balance hereof at the rates provided below from the date such principal is advanced until payment in full thereof.

      This Convertible Note is subject to, and is entitled to the benefit of, the Loan and Security Agreement dated as of February 12, 1997 between Borrower and Cameron Capital Ltd.("CC") (as amended, restated, supplemented, or otherwise modified from time to time, the "Loan Agreement"), which Loan Agreement, among other things, contains provisions for acceleration of the maturity of a certain Convertible Note made to CC by Borrower and to which reference is hereby made for a more complete statement of the terms and conditions under which the loan evidenced hereby is made and is to be repaid. Any capitalized terms used herein, unless otherwise defined herein, shall have the meanings given to such terms in the Loan Agreement.

      1. Payment of Principal. The entire principal balance of this Convertible Note shall be payable in immediately available funds on October 9, 1999; provided, however, that notwithstanding the foregoing, the principal balance hereof shall be payable in full upon acceleration as provided in the Loan Agreement. Such principal payment shall be accompanied by a premium calculated in the same manner as the prepayment premium as set forth in Section 4.

      2. Interest. Borrower further promises to pay Holder interest on the average daily outstanding principal amount hereof, on June 30 and December 31 of each year, commencing on December 31, 1997, in arrears, at a rate of seven percent (7%) per annum. Effective immediately upon the occurrence of an Event of Default, the principal balance hereof and, to the extent permitted by applicable law, any interest thereon not paid when due, shall bear interest payable upon Holder's demand therefor at a rate which is ten percent (10.0%) in excess of the rate otherwise payable under this Convertible Note.

      3. Interest Payments After Default; Premium Payable if Registration Not Effected.

            a. Interest After Default. Following the occurrence of an Event of Default and in addition to any other remedies Holder may have hereunder or under the Loan Agreement, Borrower shall pay interest on the principal balance hereof and, to the extent permitted by applicable law, any interest thereon not paid when due, upon Holder's demand therefor from time to time at any time or, if no such demand has been made, in accordance with the schedule set forth in Section 2 above.

            b. Premium if Registration Not Effected. In the event the Registration Statement required to be filed by the Company pursuant to the Registration Rights Agreement of even date between the Borrower and CC is not filed with the Securities and Exchange Commission (the "Commission") on or before May 1, 1997, or declared effective by the Commission on or before June 30, 1997, the Borrower shall, for each month or portion thereof that said Registration Statement is not filed or declared effective, as the case may be, in addition to the interest payable on the Convertible Note, pay the Holder a premium equal to three percent (3%) of the face amount of the Convertible Note, payable monthly in advance, commencing May 2, 1997 or July 1, 1997 as the case may be. The premium to be paid, if any, shall constitute liquidated damages for the Borrower's failure to cause the Registration Statement to be filed or to become effective. The parties agree that the foregoing damages are reasonable and that the anticipated damages for the failure of the Borrower to effect such registration are uncertain in amount and difficult to be proved. The premium shall be payable by wire transfer of immediately available funds unless the Holder agrees to accept part or all of the payment of the premium in Common Stock. In such event, the Borrower shall issue to the Holder such number of fully paid and non-assessable shares of Common Stock as shall have an aggregate average closing bid price (as reported by The Nasdaq Stock Market) for the five
(5) consecutive trading days prior to the date such premium is payable equal in amount to the cash payment of the premium which the Borrower and the Holder have elected to pay in kind.

      4. Prepayments. Borrower may prepay the principal balance hereof in immediately available funds in whole or in part at any time upon ten (10) business days' prior written notice. During such ten (10) day period, Holder may, in its sole discretion, in lieu of receiving such prepayment, convert this Convertible Note in accordance with the terms hereof. Each prepayment of principal shall be accompanied by payment of all accrued but unpaid interest on the principal balance hereof to the date of prepayment. Any prepayment of less than all of the outstanding principal hereunder shall be applied to the installments of principal hereunder in the inverse order of maturity. Each prepayment shall also be accompanied by a substitute Convertible Note duly executed by Borrower in the same form as this Convertible Note, except that the principal amount of such substitute Convertible Note shall reflect the reduced principal amount under this Convertible Note. Upon receipt of such prepayment from Borrower and such substitute Convertible Note, Holder will surrender this Convertible Note to Borrower.

      5. Computation of Interest; Method of Payments. Accrued interest charges hereunder shall be computed on the basis of a year of 360 days for the actual number of days elapsed. If any payment of principal or interest hereunder shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

      Both principal and interest hereunder are payable in lawful money of the United States of America to Holder at such account as Holder may direct Borrower by wire transfer in immediately available funds prior to noon Atlantic standard time (AST) on the date such payments are due, or as otherwise provided herein or in the Loan Agreement; provided, however, that Holder may elect, in its sole discretion, to receive payment for part or all of any accrued interest hereunder in shares of


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

Common Stock, in lieu of immediately available funds, in such number of shares to be determined based upon the average closing bid price (as reported by the Nasdaq Stock Market) of the Common Stock for the five (5) consecutive trading days immediately prior to the date that such interest is payable.

      6. Other Charges. In addition to the interest charges described herein, the Loan Agreement provides for the payment by Borrower of various other charges and fees as set forth more fully in the Loan Agreement.

      7. Acceleration. Upon and after the occurrence of an Event of Default, this Convertible Note may, in accordance with the terms of the Loan Agreement, and without demand, notice or legal process of any kind, be declared and immediately shall become due and payable.

      8. Certain Waivers by Borrower. Demand, presentment, protest and notice of nonpayment and protest, notice of intention to accelerate maturity, notice of acceleration of maturity and notice of dishonor are hereby waived by Borrower.

      9. Permissible Rates of Interest. In no contingency or event whatsoever shall interest charged hereunder, however such interest may be characterized or computed, exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that Holder has received interest hereunder in excess of the highest rate applicable hereto, Holder shall apply such amounts in accordance with Section 3 of the Loan Agreement.

      10. Conversion Rights.

            a. Right to Convert. Part or all of the principal amount of this Convertible Note may be converted, at the option of the Holder, at any time after ninety (90) days from the date hereof and before it is paid in full in accordance herewith, and without the payment of any additional consideration thereof, into the number of fully paid, nonassessable shares of common stock, $.001 par value per share, of the Corporation (the "Common Stock"), as is determined by dividing the principal amount of this Convertible Note requested by the Holder to be converted into Common Stock (as adjusted for stock splits, stock dividends, combinations and similar recapitalizations affecting this Convertible Note) by the lesser of (i) $1.33 (the "Fixed Conversion Price"), or
(ii) Eighty Percent (80%) of the average closing bid price (as reported by The Nasdaq Stock Market) of the Common Stock for the five (5) consecutive trading days immediately prior to the Date of Conversion, as defined below in Section 10.b.(ii) (such value is hereinafter referred to as the "Formula Conversion Price"). Notwithstanding the foregoing, in no event shall the Convertible Note be convertible into a cumulative aggregate number of shares of Common Stock in excess of 238,387 (as adjusted for stock splits, reverse splits and similar recapitalizations affecting such shares, the "Maximum Number of Shares"). In the event the Holder of the Convertible Note (i) subsequent to having converted the Convertible Note into the Maximum Number of Shares or (ii) upon the conversion of the Convertible Note such that the number of shares of Common Stock issuable upon conversion of the Convertible Note (without giving effect to the preceding sentence) would exceed


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

the Maximum Number of Shares, submit a written notice to the Corporation demanding redemption ("Notice of Redemption") of the principal and accrued interest remaining after the conversion of the Convertible Note into the Maximum Number of Shares, the Corporation shall redeem such remaining principal balance and accrued interest for a price equal to such principal and accrued interest plus a premium calculated in the same manner as the prepayment premium described in Section 4 (the "Redemption Amount"). The Corporation shall pay such Redemption Amount to the Holder within fifteen (15) calendar days of the date of the Notice of Redemption, against delivery of the Convertible Note.

            b. Mechanics of Conversion.

                  (i) No fractional shares of Common Stock shall be issued upon conversion of this Convertible Note. In lieu of any fractional share to which the Holder would otherwise be entitled, the Corporation shall round up to the nearest whole share. In order to convert the Convertible Note into shares of Common Stock, the Holder shall surrender the Convertible Note, either by overnight courier or 2-day courier, to the office of the Corporation or its transfer agent for the Convertible Notes, if any, and shall give written notice to the Corporation at such office that the Holder elects to convert the same, the principal amount of the Convertible Note so converted and a calculation of the Conversion Price (with an advance copy of the notice by facsimile); provided, however, that the Corporation shall not be obligated to issue certificates evidencing shares of Common Stock issuable upon such conversion unless the Convertible Note is delivered to the Corporation or its transfer agent as provided above, or the Holder notifies the Corporation or its transfer agent that the Convertible Note has been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with the Convertible Note.

                  (ii) The Corporation shall use its best efforts to issue and deliver, within three (3) business days after delivery to the Corporation or its transfer agent of such Convertible Note or such agreement of indemnification, to the Holder of this Convertible Note at the address of the Holder on the books of the Corporation, a certificate or certificates for the number of shares of Common Stock to which the Holder shall be entitled as aforesaid. The date on which notice of conversion is received by the Corporation (the "Date of Conversion") shall be deemed to be the date of conversion, provided this Convertible Note which may be converted is received by the Corporation or its transfer agent, as the case may be, within three (3) business days thereafter and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. If the Convertible Note to be converted is not received by the Corporation or its transfer agent within three (3) business days after the Date of Conversion, the notice of conversion shall become null and void. In addition, if the Convertible Note should be converted in part only, the Corporation shall, upon surrender of this Convertible Note, issue, execute and deliver a new Convertible Note representing the balance of the Convertible Note not so converted.

            c. Restriction on Conversion. In no event shall the Holder of this Convertible Note be entitled to convert the Convertible Note to the extent such conversion would result in such Holder's beneficially owning more than five percent (5%) of the outstanding shares of the


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

Corporation's Common Stock. For these purposes, beneficial ownership shall be defined and calculated in accordance with Rule 13d-3, promulgated under the Securities Exchange Act of 1934, as amended.

      11. Corporate Events.

            a. Notices of Record Date.  In the event of (i) any  declaration  by the Corporation of a record date of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution (other than any record date declared in connection with regularly scheduled dividend dates for the Corporation's 6% Cumulative Convertible Series A Preferred Stock) or (ii) any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation and any other entity or person, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to the Holder of the Convertible Note at least ten (10) days prior to the record date specified therein, a notice specifying (A) the date on which any such record date is to be declared for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (C) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) become eligible to receive securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution or winding up.

            b.  Corporate   Changes.   The  Fixed   Conversion  Price  shall  be
appropriately adjusted to reflect any stock dividend, stock split or share combination of the Common Stock. If the Corporation shall, during the five (5) consecutive trading-day period applicable in determining the Formula Conversion Price for any shares of Common Stock, affect any stock dividend, stock split or share combination, then for purposes of calculating the Formula Conversion Price applicable to such conversion, the closing bid price for the Common Stock for any trading day prior to such action which falls in such five (5) trading-day period shall be adjusted to a price per share giving effect to such action. In the event of a merger, reorganization, recapitalization or similar event of or with respect to the Corporation (a "Corporate Change") (other than a Corporate Change in which all or substantially all of the consideration received by the holders of the Corporation's equity securities upon such Corporate Change consists of cash or assets other than securities issued by the acquiring entity or any affiliate thereof), the Convertible Note shall be assumed by the acquiring entity and thereafter the Convertible Note shall be convertible into such class and type of securities as the Holder would have received had the Holder converted the Convertible Note immediately prior to such Corporate Change, as appropriately adjusted to equitably reflect the Conversion Price and any stock dividend, stock split or share combination of the Common Stock after such corporate event, and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holder of the Convertible Note to the end that the provisions hereof (including, without limitation, provisions for the adjustment of the Conversion Price and of the number of shares issuable upon conversion of the Convertible Note) shall thereafter be applicable, as nearly as may be practicable in relation to any securities thereafter deliverable upon the exercise hereof.


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

      12. Spin Offs, Liquidating Distributions. In the event that the Corporation shall make any distribution of its assets upon or with respect to its capital stock, as a liquidating or partial liquidating dividend, or other than as a dividend payable out of earnings or any surplus legally available for dividends under the laws of the state of incorporation of the Corporation, the Holder of the Convertible Note shall, upon the exercise of his right to convert after the record date for such distribution or, in the absence of a record date, after the date of such distribution, receive, in addition to the shares of Common Stock so converted, the amount of such assets (or, at the option of the Corporation, a sum equal to the value thereof at the time of distribution as determined by the Board of Directors in its sole discretion) which would have been distributed to the Holder if he had exercised his right to convert immediately prior to the record date for such distribution or, in the absence of a record date, immediately prior to the date of such distribution.

      13. Reservation of Stock Issuable Upon Conversion. Subject to the limitation on the number of shares issuable upon conversion of the Convertible Note set forth in Section 10(a) above, the Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the Convertible Note, such number of its shares of Common Stock as shall from time to time be sufficient to affect the conversion of the entire outstanding principal balance of this Convertible Note; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to affect the conversion of the entire outstanding principal balance of this Convertible Note, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

      14. Voting Rights. The Holder of this Convertible Note will not have any voting rights, except as for the portions of this Convertible Note that have been converted in accordance herein.

      15. Notices. All notices, consents, waivers, and other communications under this Convertible Note must made in accordance with the terms of Section 12 of the Loan Agreement at Holder's address stated herein on page 1 (or as such address may be changed in accordance with Section 12 of the Loan Agreement) and Borrower's address as set forth in the Loan Agreement.

      16. Invalidity of Certain Provisions. Whenever possible, each provision of this Convertible Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Convertible Note shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Convertible Note.

      17. Incorporation by Reference of Certain Provisions of the Loan Agreement. All of the representations, warranties, covenants, promises and other agreements of the parties set forth in the Loan Agreement are incorporated by reference herein. Any Event of Default under the Loan Agreement shall be an event of default hereunder.


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

      THIS CONVERTIBLE NOTE SHALL BE INTERPRETED, AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED, IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS AND NOT THE CONFLICTS OF LAW PROVISIONS OF THE STATE OF NEW YORK.

      IN WITNESS WHEREOF, the undersigned has executed this Convertible Note on behalf of the Corporation on the day first written above.

                                   COUNTRY STAR RESTAURANTS, INC.


                                   By: /s/ Robert Schuster
                                       -----------------------
                                       _____________, Chairman

ATTEST:


--------------------------
_______________, Secretary


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